UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	August 20, 2010

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 8.01	Other Events.

On August 20, 2010, AmTrust Financial Services, Inc. (the “Company”), through its wholly-owned subsidiary AMT Warranty Corp., acquired 100% of the issued and outstanding capital stock of Warrantech Corporation and its subsidiaries (“Warrantech”) from WT Acquisition Holdings, LLC for approximately $7.5 million in cash and an earnout payment to the sellers of a minimum of $2.0 million and a maximum and $3.0 million based on AMT Warranty Corp.’s EBITDA over the three-year period from January 1, 2011 through December 31, 2013.  Warrantech is a Bedford, Texas-based developer, marketer and third party administrator of service contracts and aftermarket warranty products that largely serves the consumer products and automotive industries in the U.S. and Canada.  As previously disclosed in the Company’s periodic filings, in February 2007, the Company participated with H.I.G. Capital, a Miami-based private equity firm, in financing H.I.G.’s acquisition of Warrantech in a cash merger.  This resulted in the Company receiving a 27% equity interest (in the form of preferred units) in WT Acquisition Holdings, LLC, the parent company of Warrantech Corporation.

Simultaneous with the consummation of this transaction, WT Acquisition Holdings, LLC redeemed the Company’s preferred units that had represented the Company’s 27% equity interest in that entity.  In addition, as a part of a recapitalization of AMT Warranty Corp., immediately following the transaction, the Company contributed its note receivable from Warrantech in the approximate amount of $24.1 million (senior secured note due January 31, 2012) to AMT Warranty Corp. in exchange for Series A preferred stock, par value $0.01 per share (the “Series A Preferred Stock”), of AMT Warranty Corp. valued at $24.1 million.  The Company will also receive additional shares of Series A Preferred Stock such that the total value of its 100% preferred share ownership in AMT Warranty Corp. is equivalent to $50.7 million.  Lastly, pursuant to his employment agreement, Joel San Antonio, the Chairman of Warrantech, was issued common shares in AMT Warranty Corp., representing 20% of its issued and outstanding common stock after giving effect to such stock issuance.  Given its preference position, absent the Company’s waiver, the Company will be paid distributions on its Series A Preferred Stock before Mr. San Antonio is entitled to any distribution on his common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	August 26, 2010

/s/ Stephen Ungar
Stephen Ungar
General Counsel and Secretary